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                                                                     EXHIBIT 4.6

                                                                NO. ___________

                          REAL TRUST ASSET CORPORATION

                             1998 STOCK OPTION PLAN

                        STOCK OPTION AND RIGHTS AGREEMENT

        This Agreement confirms the terms of your stock options, dividend equivalent rights, stock appreciation rights, restricted stock, deferred stock and/or performance shares, granted to you by Real Trust Asset Corporation, a Maryland corporation (the "Company") under its 1998 Stock Option and Plan (the "Plan").

1. Grant of Rights.  You have been granted one or more of the following:

        (a) stock options (either incentive stock options ("ISOs") or non-statutory stock options ("NOS")) (the "Option" or "Options");

        (b) dividend equivalent rights ("DERs");

        (c) stock appreciation rights ("SARs"); or,

        (d) restricted stock, deferred stock or performance shares awards (collectively, AShare Awards@).

(Options, DERs, SARs and Share Awards are referred to collectively as the "Rights"), in any combination, as reflected in the attached schedule ("Annex A"). The Company will amend Annex A from time to time to reflect changes to the amounts, the vesting dates, the exercise prices and the expiration dates of the Rights. The most recent amendment of Annex A will replace any prior schedules.

2. Stock Options.

        (a) An "Option" is the right to purchase a specified number of shares (the "Underlying Shares") of the Company's Common Stock during a defined period of time at a specified price. The Option will be characterized as either an ISO or an NSO for tax purposes as follows:

               (I    ISO.

                      A. An "ISO" is an option granted to an individual for any reason connected with his or her employment by a corporation, as more fully described in Section 422(b) of the Code. The principal benefit of an ISO is that the recipient is not taxed on the receipt or exercise of the ISO; any tax is imposed as capital gain when the employee sells the stock received on the exercise of a qualifying ISO. Only actual Employees of the Company may receive ISOs (officers are generally deemed employees for this purpose.)


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                      B. If you do not exercise an ISO for at least two years
from the date of the grant, you will not be taxed upon the exercise of the ISO, but will be taxed only on the sale of the Stock. If you exercise the ISO within two years from the date of the grant, the gain between the exercise price and the fair market value of the Stock on the date of exercise will be taxed as ordinary income.

                      C. The sale of the Stock for an amount greater than the exercise price of the ISO will be taxable to you as either ordinary income or long term capital gain, depending on the amount of time that has passed since the date the Option was exercised. If you sell your Stock less than 12 months from the date of exercise of the Option, any gain on the sale will be taxed at ordinary income tax rates of up to 39.6% (plus any applicable state income taxes). If you sell your stock more than 12 months, but fewer than 18 months from the date of exercise of the Option, any gain on the sale over your basis will be taxed as long term capital gain at a maximum rate of 28% (plus any applicable state income taxes). If you sell your stock more than 18 months from the date of exercise of the Option, any gain on the sale over your basis will be taxed as long term capital gain at a maximum rate of 20% (plus any applicable state income taxes).

                      D. The excess, if any, of the fair market value of the shares of the Stock on the date of exercise over the Exercise Price will be treated as a tax preference item for federal income tax purposes and, depending upon your own personal income tax situation, you may be subject to the alternative minimum tax in the year of exercise.

                      E. You must notify the Company of the early exercise of the Option or disposition of the Underlying Shares acquired within thirty (30) days.

               (ii)   NSO.

                      A. An "NSO" is any option other than an ISO, including an Option initially granted as an ISO but with respect to which not all of the statutory requirements have been met. If the Option is an NSO, you may be subject to regular federal and state income tax liability upon the exercise of the Option. You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of (A) the fair market value of the Stock at the close of trading on the business day before the date of exercise over (B) the Exercise Price.

                      B. If you sell the Underlying Shares on the same day that you exercise them, fair market value will be the actual price per share at which you sell the Underlying Shares. In all other cases, the fair market value will be the price per share at the close of trading on the business day before the date of exercise.

                      C. If you are an Employee of the Company, the Company may be required to withhold from your compensation or collect from you and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise. If you sell your Stock less than 12 months from the date of exercise of the Option, any


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gain on the sale will be taxed at ordinary income tax rates of up to 39.6% (plus any applicable state income taxes). If you sell your stock more than 12 months, but fewer than 18 months from the date of exercise of the Option, any gain on the sale will be taxed as long term capital gain at a maximum rate of 28% (plus any applicable state income taxes). If you sell your stock more than 18 months from the date of exercise of the Option, any gain on the sale will be taxed as long term capital gain at a maximum rate of 20% (plus any applicable state income taxes).

                      D. Upon the sale of the Stock, any appreciation in the value of the Stock from date the Option was exercised is taxable to you as either ordinary income or long term capital gain, depending on the amount of time that has passed since the date the Option was exercised.

        (b) This is only is a brief summary of some of the federal and state income tax consequences relating to the exercise of a stock option and the disposition of the Underlying Shares. THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE UNDERLYING SHARES SO THAT YOU WILL FULLY UNDERSTAND THE TAX CONSEQUENCES BASED ON YOUR PARTICULAR SITUATION.

        (c) If you decide to exercise your Options to purchase the Underlying Shares, the exercise price will be the price per share shown on Annex A.

        (d) You may exercise your Options as they vest. For each annual period over a five-year period that the Company delivers a total return (stock price appreciation, warrant value appreciation and dividends) to investors in the Company=s initial public offering equal to or exceeding 20%, one-third of the Options will vest until all granted Options shall have vested. Alternatively, if at any time prior to the end of the five-year period the total return to investors equals or exceeds 100%, all of the Options shall vest. Such automatic grants of Options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The minimum exercise amount is at least one hundred (100) shares at a time. You may exercise your Options by giving the Company written notice of the number of Shares that you wish to exercise. Payment of the Purchase Price may be made in any manner permitted under the Plan (including payment to the Company out of the settlement from the sale of the Shares or, at the Company's discretion, by a loan or extension of credit from the Company to you evidenced by a full recourse promissory note). The Shares will be issued only upon the Company's receipt of the full exercise price.

        (e) Your Option will terminate if not exercised within ten (10) years from the date of the grant. In addition, you may not exercise your Option if:
(i) three (3) months has passed since the date of your Termination of Employment by reason of Retirement or termination by the Company; or (ii) one (1) year has passed since the date of your Termination of Employment by reason of death or Disability.

        (f) You will not have any rights as a shareholder with respect to any of the Underlying Shares of the Options until after both of the following: (i) you have exercised your Options as described above and (ii) the Company has issued and delivered to you a certificate representing the


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Underlying Shares. You will not be entitled to receive dividends or other rights for which the record date is prior to the date such stock certificates are issued.

        (g) You may sell the Underlying Shares you receive upon exercise of your Options immediately, unless legal counsel to the Company determines that the sale would violate federal or state securities laws.

        (h) For purposes of this Agreement, fair market value will be the price per Share at the close of business on the Business Day preceding the exercise of the Right, unless the Shares are not currently traded on an exchange, in which case fair market value will be determined as provided in the Plan.

3. Description of other Rights.

        The following is a summary description of the other various Rights that you may have been granted:

        (a) DERs. A "DER" is a right to receive either (i) cash or (ii) accrued rights, in an amount equal to the dividend distributions paid on a share of common stock. There are no tax consequences to you on the receipt of the DER. Any cash paid to you will be taxable as compensation income. You must make your election to receive cash or accrued rights prior to the first DER distribution and may change it at anytime prospectively by giving notice to the Company. You will begin to receive cash payments equal to the dividends paid on a Share or to accrue accrued rights on your DER as of the next dividend distribution following the date of issuance of the DER.

        (b) SARs. An "SAR" is an unfunded deferred obligation of the Company to pay the recipient of the SAR upon exercise an amount of cash equal to the excess, if any, of (i) the fair market value of a share at the time of exercise of the SAR over (ii) the fair market value at the time that the SAR was issued (or such other stated value as set forth on Annex A). There are no tax consequences to you upon the grant of an SAR. When you exercise your SAR and receive cash, you will have ordinary compensation income. If you are an Employee, your employer may be required to withhold from your compensation or collect from you and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

        (c) Share Awards. The Company may grant Share Awards in the form of Restricted Stock, Deferred Stock and/or Performance Shares. All such Share Awards are subject to certain ownership restrictions during specified time periods (the ARestricted Period@). With respect to the Restricted Stock and Performance Share Awards, you will generally have all the voting rights of a stockholder of the Company, including the right to receive dividends, during the Restricted Period. With respect to the Deferred Stock Awards, you will generally not have the voting rights of a stockholder of the Company during the Restricted Period, but will be entitled to dividends during such period.


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        (d) The Rights described in this Section vest immediately with the exception of Related Stock Appreciation Rights (as defined in the Plan) which vest after six months, unless otherwise stated in Annex A (DERs granted with the issuance of convertible preferred stock are generally not effective until and unless the preferred stock is converted into common stock.)

        (e) The Rights will terminate if either (i) three (3) months has passed since the date of your Termination of Employment by reason of Retirement or by the Company; or (ii) One (1) year has passed since the date of your Termination of Employment by reason of death or Disability. In the case of Share Awards, any Termination of Employment during the Restricted Period will result in the forfeiture of your shares in exchange for the amount, if any, paid to the Company for such shares plus simple interest on such amount at the rate of 8% per year.

4. Transferability.

        Unless the Company otherwise consents in writing, the Rights (i) shall be non-assignable and non-transferable, either voluntarily or by operation of law, except pursuant to a qualified domestic relations order or by will or by operation of the laws of descent and distribution, (ii) shall not be pledged or hypothecated in any way, and (iii) shall be exercisable during your lifetime only by you. Except as otherwise provided in this Agreement, any attempted sale, transfer, pledge or assignment of any type, whether voluntary or involuntary, with respect to all or any part of the Rights, shall be null and void and, at the Company's option, shall cause all of your Rights to terminate. Any transfer, other than those described in clauses (i), (ii), (iii) above, even if consented to by the Company, may cause your Options not to be ISOs.

5. Effect of a Reorganization.

        Any Rights awarded to you under this Agreement shall be proportionately adjusted in the event of a stock split or recapitalization. Upon the occurrence of a Change in Control (as defined in the Plan), dissolution, or liquidation of the Company, all outstanding Rights shall automatically become fully vested and exercisable and you will have fifteen days in which to exercise your Rights before they terminate (unless, with respect to a change in control, the Rights are being assumed by the successor company).

4. Notices.

        You should address any notice to the Company in care of Mr. Steven K. Passey, Chief Financial Officer. The Company will address any notice to you at the address then currently on file with the Company. Notice shall be deemed given when mailed in a correctly stamped and addressed envelope.

5. Miscellaneous.

        (a) The Company has provided you with a copy of the Plan. The Company assumes that


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you have read and understood the Plan prior to entering into this Agreement. The terms and definitions of the Plan are incorporated into this Agreement. The terms of the Plan will control if there is any conflict between the terms of this Agreement and the Plan.

        (b) The Company's Stock Option Committee has the power to interpret the Plan and this Agreement and all actions taken and all interpretations and determinations made by the Committee are final and binding.

        (c) This Agreement and the Plan constitute the entire agreement between the Company and you, and supersedes any prior agreements, relating to the Options.

        (d) This agreement may be exercised in two or more counterparts, including electronically transmitted counterparts, all of which shall constitute one and the same agreement.

        (e) This Agreement shall be governed by and construed under the laws of the State of Maryland.

6.      Signatures

        By signing on the line indicated below, you indicate your willingness to abide by and be bound by the terms of this Agreement and the Plan.

                                    REAL TRUST ASSET CORPORATION.,
                                    A Maryland corporation


Date:                               By:
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                                        John Fry, President


                                    RECIPIENT OF GRANT

Date:                               Name:
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                                    Address:
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                                    Tax ID No.:
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                                    Signature:
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